[1]

								OMB APPROVAL

							OMB Number:3235-0145
							Expires: December 31, 1997
							Estimated average burden
							hours per form 14.90

					UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C. 20549

					SCHEDULE 13D

		Under the Securities Exchange Act of 1934
				   (Amendment No. *)


						*
			Realty Information Group Inc.

						*

----------------------------------------------------------------

					Common Stock

						*
					75612B107

						*
				   Elizabeth D. Giorgis
			Gruber and McBaine Capital Management
				50 Osgood Place, Penthouse
				  San Francisco, CA 94133
					(415) 981-2101
----------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

						*
					March 24, 1999

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1746 (12-91)


[2]
SCHEDULE 13D

CUSIP No. 75612B107	Page 2 of 16 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GRUBER & McBAINE CAPITAL MANAGEMENT, L.L.C.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
----------------------------------------------------------------

3	SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)/ /
----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
----------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	411,600
    REPORTING	-------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
	SHARED DISPOSITIVE POWER
411,600
----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
411,600
----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
/ /
----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.21
----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
OO
----------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.


[3]
SCHEDULE 13D

CUSIP No. 75612B107	Page 3 of 16 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

JON D. GRUBER
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
----------------------------------------------------------------
3	SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS*

AF, PF
----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)/ /
----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
----------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	60,400
   BENEFICIALLY	--------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	411,600
    REPORTING	-------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	60,400
--------------------------------------------------
	SHARED DISPOSITIVE POWER
411,600
----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
472,000
----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
/ /
----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.82
----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
----------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

[4]
SCHEDULE 13D

CUSIP No. 75612B107	Page 4 of 16 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

J. PATTERSON McBAINE
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
----------------------------------------------------------------
3	SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS*

AF, PF
----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)/ /
----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
----------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	22,700
   BENEFICIALLY	--------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	411,600
    REPORTING	-------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	22,700
--------------------------------------------------
	SHARED DISPOSITIVE POWER
411,600
----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
434,300
----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
/ /
----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.44
----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
----------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

[5]
SCHEDULE 13D

CUSIP No. 75612B107	Page 5 of 16 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

LAGUNITAS PARTNERS, A California Limited Partnership
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
----------------------------------------------------------------
3	SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS*

WC
----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)/ /
----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
----------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	191,200
    REPORTING	-------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
	SHARED DISPOSITIVE POWER
191,200
----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
191,200
----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
/ /
----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.95
----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
PN
----------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

[6]
SCHEDULE 13D

CUSIP No. 75612B107	Page 6 of 16 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GMJ INVESTMENTS, A California Limited Partnership
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
----------------------------------------------------------------
3	SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS*

WC
----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)/ /
----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
----------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	2,500
    REPORTING	-------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
	SHARED DISPOSITIVE POWER
2,500
----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,500
----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
/ /
----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.03
----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
PN
----------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

[7]
SCHEDULE 13D

CUSIP No. 75612B107	Page 7 of 16 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

THOMAS O. LLOYD-BUTLER
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/  /
(b)	/ /
----------------------------------------------------------------
3	SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)/ /
----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
----------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	500
   BENEFICIALLY	--------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	411,600
    REPORTING	-------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	500
--------------------------------------------------
	SHARED DISPOSITIVE POWER
411,600
----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
412,100
----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
/ /
----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.21
----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
----------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

SCHEDULE 13D

CUSIP No. 75612B107	Page 8 of 16 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of Realty Information Group Inc. ("RIGX"). The principal executive office of RIGX is located at 7475 Wisconsin Avenue, Bethesda, MD
20814.


ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a)	Gruber and McBaine Capital Management, L.L.C. (LLC); Jon D.
Gruber (Gruber); J. Patterson McBaine (McBaine); Thomas O. Lloyd-
Butler (TLB); Lagunitas Partners, L.P., a California limited partnership (Lag); GMJ Investments, L.P., a California limited partnership (GMJ).

(b)	The business address of LLC, Gruber, McBaine, TLB, Lag and
GMJ is 50 Osgood Place, Penthouse, San Francisco, CA 94133.

(c)	LLC is an investment adviser.  Gruber and McBaine are the
Managers of LLC and TLB is a member of LLC. Lag and GMJ are investment limited partnerships. LLC is the general partner of Lag and GMJ.

(d)	During the last five years, none of such persons has been
convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	All such persons are citizens of the United States of
America.

SCHEDULE 13D

CUSIP No. 75612B107	Page 9 of 16 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser	Source of Funds	Amount

LLC	Capital Under Management	$2,383,604
Gruber	Personal Funds	$712,576
McBaine	Personal Funds	$345,100
TLB	Personal Funds	$4,650
Lag	Working Capital	$2,287,473
GMJ	Working Capital	$25,153


ITEM 4.	PURPOSE OF TRANSACTION.

The sole purpose of the purchase of the Stock reported herein was and is for investment.


ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in
Item 2 of this statement is as follows at the date hereof:


Aggregate
Beneficially
Owned	Voting Power	Dispositive Power
Name Number	Percent	Sole	Shared	Sole	Shared

Lag	191,200	1.95		0	191,200	0	191,200
LLC	411,600	4.21		0	411,600	0	411,600
GMJ	2,500	0.03		0	2,500	0	2,500
Gruber472,000	4.82		60,400	411,600	60,400	411,600
McBaine434,300	4.44		22,700	411,600	22,700	411,600
TLB	412,100	4.21		500		411,600	500		411,600

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since July 1, 1998:

SCHEDULE 13D		CUSIP No. 75612B107	Page 10 of 16 Pages

	Purchase				Number		Price	Broker
Name	 or Sale	Date			of Shares		Per Share	Used

Lag		P	7/1/98		3500			9.17		ALLN
Gruber	P	7/1/98		5500			9.17		ALLN
LLC		P	7/1/98		36000		9.17		ALLN
Lag		P	7/1/98		6000			9.22		NEED
Gruber	P	7/1/98		1000			9.22		NEED
LLC		P	7/1/98		15000		9.22		NEED
Lag		P	7/1/98		17500		9.00		NEED
LLC		P	7/1/98		12500		9.00		NEED
Gruber	P	7/1/98		2000			9.30		INCA
LLC		P	7/1/98		1000			9.30		INCA
LLC		P	7/1/98		1500			9.30		MONT
TLB		P	7/1/98		500			9.30		MONT
Lag		P	7/20/98		5500			10.25	NEED
LLC		P	7/20/98		4500			10.25	NEED
LLC		P	7/20/98		2500			10.19	INCA
GMJ		P	7/20/98		1500			10.19	INCA
Lag		P	7/21/98		4000			10.19	NEED
McBaine	P	7/21/98		1000			10.19	NEED
LLC		P	7/21/98		5000			10.19	SLKC
LLC		P	7/21/98		300			10.30	MONT
Lag		P	7/22/98		4000			10.25	AGED
McBaine	P	7/22/98		500			10.25	AGED
LLC		P	7/22/98		1500			10.25	AGED
Gruber	P	7/22/98		1000			10.19	SLKC
LLC		P	7/22/98		4000			10.19	SLKC
Lag		P	7/29/98		3000			9.62		INCA
LLC		P	7/29/98		2000			9.62		INCA
LLC		P	7/29/98		3000			9.88		HRZG
GMJ		P	7/29/98		1000			9.88		HRZG
Gruber	P	7/29/98		1000			9.88		HRZG
Lag		P	7/30/98		6000			10.38	NEED
Gruber	P	7/30/98		1000			10.38	NEED
LLC		P	7/30/98		2500			10.38	NEED
McBaine	P	7/30/98		500			10.38	NEED
Lag		P	8/5/98		3000			9.88		SLKC
Gruber	P	8/5/98		2000			9.88		SLKC
Lag		P	8/6/98		5000			9.59		SLKC
Gruber	P	8/6/98		2500			9.59		SLKC
LLC		P	8/6/98		2500			9.59		SLKC
Lag		P	8/12/98		3500			9.13		HRZG
Gruber	P	8/12/98		1000			9.13		HRZG
McBaine	P	8/12/98		500			9.13		HRZG
Lag		P	8/17/98		2000			8.81		INCA
Gruber	P	8/17/98		1000			8.81		INCA
LLC		P	8/17/98		1500			8.81		INCA
Lag		P	8/18/98		3500			8.81		SLKC
Gruber	P	8/18/98		1000			8.81		SLKC
McBaine	P	8/18/98		500			8.81		SLKC
Lag		P	8/20/98		1500			8.44		INCA
Lag		P	8/25/98		2500			8.38		HRZG
Lag		P	8/26/98		3500			7.98		INCA

SCHEDULE 13D		CUSIP No. 75612B107	Page 11 of 16 Pages

Gruber	P	8/26/98		1000			7.98		INCA
Lag		P	8/27/98		3500			7.19		NEED
Gruber	P	8/27/98		1000			7.19		NEED
LLC		P	8/27/98		2500			7.19		NEED
LLC		P	8/27/98		300			7.30		MONT
Lag		P	9/1/98		5000			6.63		HRZG
LLC		P	9/1/98		4000			6.63		HRZG
Gruber	P	9/1/98		1000			6.63		HRZG
Lag		P	9/9/98		2000			6.31		ALLN
LLC		P	9/9/98		5000			6.31		ALLN
Gruber	P	9/9/98		3000			6.31		ALLN
Lag		P	9/11/98		2000			5.69		NEED
Gruber	P	9/11/98		1000			5.69		NEED
LLC		P	9/11/98		2000			5.69		NEED
LLC		P	9/18/98		400			6.80		MONT
LLC		P	9/23/98		500			7.56		INCA
Gruber	P	9/23/98		1000			7.56		INCA
Lag		P	9/23/98		3500			8.09		SLKC
LLC		P	9/23/98		1500			8.09		SLKC
LLC		P	9/23/98		7000			7.63		NEED
Gruber	P	9/23/98		1500			7.63		NEED
Lag		P	9/24/98		3000			8.13		SLKC
LLC		P	9/24/98		1500			8.13		SLKC
Gruber	P	9/24/98		500			8.13		SLKC
Lag		P	9/29/98		2500			8.00		SLKC
Lag		P	10/2/98		2500			7.63		SLKC
Lag		P	10/6/98		3000			7.50		INCA
Lag		P	10/7/98		1000			6.94		INCA
Lag		P	10/16/98		2000			6.88		SLKC
LLC		P	10/16/98		2600			6.88		SLKC
Lag		P	10/23/98		9000			7.00		NEED
McBaine	P	10/23/98		1500			7.00		NEED
LLC		P	10/23/98		6900			7.00		NEED
LLC		P	10/23/98		1000			7.63		SLKC
Gruber	P	10/23/98		4000			7.63		SLKC
LLC		P	10/26/98		5000			8.06		SLKC
LLC		P	10/27/98		2000			8.19		INCA
Lag		P	10/28/98		1500			8.06		NEED
LLC		P	10/28/98		1500			8.06		NEED
McBaine	P	10/28/98		500			8.06		NEED
LLC		P	10/29/98		2500			8.13		ALLN
Gruber	P	10/29/98		1000			8.13		ALLN
LLC		P	11/9/98		2500			9.06		AGED
Gruber	P	11/10/98		500			9.13		SLKC
LLC		P	11/12/98		1800			9.00		AGED
McBaine	P	11/12/98		200			9.00		AGED
LLC		P	11/13/98		6500			9.03		ALLN
Gruber	P	11/13/98		2500			9.03		ALLN
McBaine	P	11/13/98		1000			9.03		ALLN
LLC		P	11/17/98		4000			8.53		AGED
Gruber	P	11/17/98		2500			8.53		AGED
McBaine	P	11/17/98		500			8.53		AGED
Lag		P	11/18/98		2000			8.34		HRZG
McBaine	P	11/18/98		1000			8.34		HRZG
LLC		P	11/18/98		2000			8.34		HRZG

SCHEDULE 13D	CUSIP No. 75612B107		Page 12 of 16 Pages

Lag		P	11/19/98		1500			8.31		HRZG
Gruber	P	11/19/98		1000			8.31		HRZG
Gruber	P	11/25/98		1500			8.69		HRZG
LLC		P	11/25/98		2000			8.69		HRZG
McBaine	P	11/25/98		2000			8.69		HRZG
Lag		P	12/3/98		4500			8.31		HRZG
LLC		P	12/3/98		7000			8.31		HRZG
McBaine	P	12/3/98		1000			8.31		HRZG
LLC		P	12/4/98		1500			9.13		SLKC
LLC		P	12/10/98		5000			8.81		NEED
Gruber	P	12/10/98		1000			8.81		NEED
Lag		P	12/11/98		2500			8.81		SLKC
LLC		P	12/11/98		2000			8.81		SLKC
McBaine	P	12/11/98		500			8.81		SLKC
Lag		P	12/15/98		5000			8.90		NEED
Gruber	P	12/15/98		1000			8.90		NEED
LLC		P	12/15/98		1500			8.90		NEED
Lag		P	12/16/98		2000			9.19		INCA
LLC		P	12/16/98		1100			9.19		INCA
McBaine	P	12/16/98		400			9.19		INCA
Gruber	P	12/16/98		1000			9.19		INCA
LLC		P	12/16/98		3000			10.54	BEST
Lag		P	12/28/98		4500			12.46	INCA
McBaine	P	12/28/98		500			12.46	INCA
LLC		P	12/28/98		1000			12.75	HRZG
Gruber	P	12/28/98		500			12.75	HRZG
Lag		P	12/29/98		3500			12.00	INCA
Lag		P	1/5/99		3000			13.20	INCA
McBaine	P	1/5/99		500			13.20	INCA
Lag		P	1/6/99		5000			14.83	SLKC
Gruber	P	1/6/99		1000			14.83	SLKC
McBaine	P	1/6/99		500			14.83	SLKC
Lag		P	1/13/99		3000			18.25	HRZG
Gruber	P	1/13/99		1000			18.25	HRZG
LLC		P	1/13/99		1000			18.25	HRZG
Lag		P	2/2/99		1800			22.14	INCA
Gruber	P	2/4/99		800			23.13	HRZG
Lag		P	2/9/99		2000			22.94	INCA
Gruber	P	2/9/99		500			22.94	INCA
LLC		P	2/10/99		500			22.06	INCA
Lag		P	2/11/99		2900			22.13	INCA
LLC		P	2/12/99		1500			21.19	INCA
Lag		P	2/12/99		5000			21.19	INCA
Gruber	P	2/12/99		1000			21.19	INCA
Lag		P	2/18/99		2500			19.81	INCA
Lag		P	2/22/99		4000			19.87	INCA
LLC		P	2/22/99		1000			19.87	INCA
LLC		P	2/22/99		500			19.31	NEED
Gruber	P	2/22/99		500			19.31	NEED
Lag		P	3/4/99		2000			20.00	HRZG
LLC		P	3/10/99		3500			20.06	NEED
McBaine	P	3/10/99		500			20.06	NEED
Gruber	P	3/10/99		1000			10.06	NEED
Lag		P	3/11/98		2500			20.06	NEED
LLC		P	3/11/98		6000			20.13	HRZG

SCHEDULE 13D

CUSIP No. 75612B107							Page 13 of 16
Pages

McBaine	P	3/11/98		500			20.13	HRZG
Lag		P	3/16/99		2000			21.47	BEST
Gruber	P	3/16/99		1000			21.47	BEST
McBaine	P	3/16/99		500			21.47	BEST
LLC		P	3/18/99		1500			22.92	HMQT
McBaine	P	3/18/99		200			22.92	HMQT
Lag		P	3/19/99		10000		24.24	HMQT
Gruber	P	3/19/99		4000			24.24	HMQT
LLC		P	3/19/99		6300			24.24	HMQT
McBaine	P	3/19/99		2200			24.24	HMQT
LLC		P	3/19/99		1500			24.06	MONT
McBaine	P	3/19/99		3500			24.06	MONT
McBaine	P	3/19/99		400			24.24	INCA
LLC		P	3/19/99		4600			24.24	INCA
LLC		P	3/22/99		500			23.80	INCA
Lag		P	3/23/99		200			22.05	INCA
Lag		P	3/24/99		4000			21.94	HMQT
LLC		P	3/24/99		2600			21.94	HMQT
Gruber	P	3/24/99		1200			21.94	HMQT
McBaine	P	3/24/99		800			21.94	HMQT
LLC		P	3/24/99		2500			21.88	ALLN
McBaine	P	3/24/99		500			21.88	ALLN
Gruber	P	3/24/99		2000			21.88	ALLN
Gruber	P	3/24/99		900			21.96	INCA
LLC		P	3/24/99		1000			21.96	INCA
Lag		P	3/25/99		1300			23.80	INCA
LLC		P	3/29/99		1000			25.00	NEED
McBaine	P	3/29/99		500			25.00	NEED

[Key to brokers used:]

AGED		AG Edwards
ALLN		Allen & Co
BEST		Bear Stearns
HMQT		Hambrecht & Quist
HRZG		Herzog Heine Geduld
INCA		Instinet
MONT		NationsBanc Montgomery Securities
NEED		Needham
SLKC		Spear Leeds Kellogg

SCHEDULE 13D

CUSIP No. 75612B107								Page 14 of
16 Pages




ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

LLC is the general partner of Lag and GMJ, pursuant to limited partnership agreements. These agreements provide to the general partner the authority, among other things, to invest the funds of GMJ and Lag in the Stock, to vote and dispose of those securities and to file this statement on behalf of GMJ and Lag. Also pursuant to those limited partnership agreements, LLC is entitled to fees based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to investment management agreements, LLC is authorized, among other things, to invest funds of its various investment advisory clients, and to vote and dispose of those securities. Such investment management agreements may be terminated by either party on thirty days' notice, and provide for fees payable to LLC based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to authority granted to LLC orally and under a Power of Attorney, LLC is authorized, among other things, to invest funds of various relatives and affiliates of Gruber and McBaine. Such authority may be terminated at any time on notice and there are no fees payable to LLC for those services.

SCHEDULE 13D

CUSIP No. 75612B107	Page 15 of 16 Pages


ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule
13D or 13G (previously filed).

SIGNATURES

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	April 27, 1999

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Gruber and McBaine Capital Management, L.L.C., by J. Patterson
McBaine, Manager

GMJ Investments, L.P., by Gruber and McBaine Capital Management,
L.L.C., by J. Patterson McBaine, Manager

Lagunitas Partners, L.P., by Gruber and McBaine Capital
Management, L.L.C., by J. Patterson McBaine, Manager

SCHEDULE 13D

CUSIP No. 75612B107	Page 16 of 16 Pages


EXHIBIT A

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on
Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of RIGX. For that purpose, the undersigned hereby constitute and appoint Gruber & McBaine Capital Management, L.L.C., as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  April 27, 1999.

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Gruber and McBaine Capital Management, L.L.C., by J. Patterson
McBaine, Manager

GMJ Investments, L.P., by Gruber and McBaine Capital Management,
L.L.C., by J. Patterson McBaine, Manager

Lagunitas Partners, L.P., by Gruber and McBaine Capital
Management, L.L.C., by J. Patterson McBaine, Manager



CSR\2217\006\1042915.01	4/29/1999 9:54